Merrill Lynch

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (the “Forbearance Agreement”) is entered into as of July 17, 2006 and will serve to confirm certain agreements of MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC. (“MLBFS”), Aspect Systems, Inc, (“Customer”), DND Technologies, Inc. (“DND”), and Douglas N. Dixon (“Dixon”) with respect to the following:

i)
A certain Term LOAN AND SECURITY AGREEMENT No. 912852522 dated as of May 14, 2004 between MLBFS and Customer, as thereafter supplemented, renewed, extended and/or amended including but not limited to that certain Letter Agreement dated as of May 17, 2006 (the “Loan Agreement”);

ii)	A certain UNCONDITIONAL GUARANTY dated as of May 14, 2004 respectively, and given to MLBFS by Dixon (the “Personal Guaranty”);

iii)	A certain UNCONDITIONAL GUARANTY dated as of November 4, 2005 respectively, and given to MLBFS by DND respectively (the “Business Guaranty);

iv)
All other agreements between MLBFS and Customer, Dixon, and DND or any other party who at any time has guaranteed or provided collateral, or will hereinafter guarantee or provide collateral (a “Guarantor”, or, if plural, “Guarantors”), for Customer’s obligations to MLBFS in connection therewith (the “Additional Agreements”).

For purposes of this Forbearance Agreement, (i) Customer, Dixon, DND, and Guarantor(s) are collectively referred to as the “Obligors”, and (ii) the Loan Agreement, the Letter Agreement, the Personal Guaranty, the Business Guaranty and Additional Agreements are collectively referred to as the “Loan Documents.” Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan Documents.

RECITALS

1. On June 15, 2006 the Letter Agreement extending the termination date expired on its own terms and conditions. Upon maturity of the Loan Agreement the entire indebtedness became immediately due and payable in full.

2. Obligors and MLBFS have had ongoing negotiations regarding the repayment of the Obligations, and such negotiations have not, prior to the date hereof, resulted in any written or executed agreements.

3. Obligors represented to MLBFS that they are unable to fully repay the Obligations at this time and have thereupon requested (i) that MLBFS forbear from exercising its rights and remedies under the Loan Documents, and (ii) that MLBFS defer the full collection of the Obligations while Obligors seek alternative financing to fully repay the Obligations owed to MLBFS.

4. As a result of their inability to fully repay the Obligations at this time, and to allow Obligors time to seek alternative financing, MLBFS has agreed (i) to forbear from exercising its rights and remedies under the Loan Documents pursuant to the terms and conditions hereof, and (ii) to defer the full collection of the Obligations until the Termination Date (as hereinafter defined), subject to Obligors’ full and complete compliance with all of the terms set forth in this Forbearance Agreement.

AGREEMENT

Accordingly, in consideration of the premises and of the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Recitals. The Recitals are true, accurate and complete, are not misleading in any material respect, constitute a material part of this Forbearance Agreement, and are incorporated by reference as if fully set forth herein.

2. Acknowledgment of Defaults and Events of Default. Obligors acknowledge and agree: (i) that one ore more Events of Default have occurred and are continuing under the Loan Documents; (ii) that Obligors have waived (and hereby waive) any requirement that MLBFS provide further written notice that any Default or Event of Default has occurred under the Loan Documents; (iii) that the Events of Default are continuing without timely cure; (iv) that all amounts outstanding under the Loan Documents have been accelerated and are immediately due and payable in full, and (v) that MLBFS has not waived any of the Events of Default, or any of MLBFS’ rights and remedies with respect to the Events of Default, in any respect.

3. Exercise of Remedies. Obligors acknowledge that (i) since the occurrence of the Events of Default, MLBFS has had and continues to have the right to exercise any remedies it may have under the Loan Documents, including, without limitation, the right to declare the principal of and interest on the WCMA Loan Balance and all Obligations and all other amounts owed to MLBFS to be forthwith due and payable; and (ii) MLBFS’ exercise of any remedies under the Loan Documents or applicable law, should they be pursued by MLBFS, would be in all respects adequate and proper.

4. Indebtedness. Obligors acknowledge that the total sum owed to MLBFS, as of the open of business on July 16, 2006, is as to the Loan Agreement; (a) $689,602.03, consisting of $582,162.31 in principal, $19,157.65 in accrued and unpaid interest with respect to the Term Loan, $9,349.53 in accrued and unpaid late fees, $70,626.84 in accrued and unpaid legal expenses, $8,117.68 in accrued and unpaid Appraisal Expenses, $188.02 in other fees; plus (b) additional interest that has accrued or will accrue after July 16, 2006, and (c) all costs and attorneys’ fees incurred by MLBFS in connection with its efforts to collect the amounts owed by Obligors under the Loan Documents and (d) all costs and attorneys’ fees incurred by MLBFS in connection with its efforts to collect the amounts owed by Obligors under the Loan Documents (collectively referred to the “Term Obligations” or the “Debt”). Obligors further acknowledge and agree that the Debt remains outstanding and unpaid, is due and payable in full without offset, deduction or counterclaim of any kind, and is subject to increase or adjustment as a result of any interest, fees and other charges of any kind, including, without limitation, attorneys’ fees and costs of collection. Obligors further agree that the Debt and all interest imposed under the Loan Documents through the date of this Forbearance Agreement, and all fees and other charges that have been collected from or imposed with respect to the Loan Documents, including, without limitation, attorney’s fees and costs of collection, were and are agreed to, and have been properly computed.

4. Loan Documents.

(a) Obligors acknowledge and agree (i) that the Loan Documents are legal, valid and binding obligations of Obligors and are enforceable in accordance with their terms by MLBFS, and (ii) that Obligors have no defenses, counterclaims or rights of set-off which would affect MLBFS’ ability to enforce the Loan Documents. If Obligors have any such defenses, counterclaims or rights of setoff, Obligors, through their execution of this Forbearance Agreement, hereby waive such defenses, counterclaims or rights of setoff. Furthermore, Obligors acknowledge and agree that Obligors were notified that the Term Loan was with all respects terminated and all amounts outstanding thereon were duly accelerated and were then immediately due and payable; and the Obligors affirm and agree that such Debt remains and continues to be due and payable. Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

(b) No offsets. Obligors acknowledge and agree (i) that the Debt has been accelerated and is just, true and unpaid; (ii) that Obligors are jointly and severally obligated to pay the Debt in full; (iii) that all payments, credits and set offs have been applied against the Debt; (iv) that there are no offsets, defenses or counterclaims with respect to the Debt; (v) that there are no claims or defenses in the abatement or reduction of the Debt; (vi) that Obligors have no other claims whatsoever against MLBFS; (vii) that MLBFS has performed fully all obligations that it had, may have had, or now has under the Loan Documents, and (viii) that MLBFS has no obligation to make any additional loans or extensions of credit to or for the benefit of any of the Obligors, except as expressly set forth in this Letter Agreement.

6. Representations of Obligors. In addition to any representations set forth in the Loan Documents, all of which are hereby ratified and confirmed in all respects, each of the Obligors represent that: (i) Customer is a Limited Liability Company that is organized, validly existing, and in good standing under the laws of the State of Arizona; (ii) MLBFS has a first lien and security interest in the Collateral, (iii) none of the Collateral is subject to any lien, encumbrance or security interest other than the liens and security interests of MLBFS; (iv) no litigation, arbitration, administrative or governmental proceedings are pending or, to the knowledge of Obligors, threatened against any Obligor, which would, if adversely determined, materially and adversely affect the liens and security interests of MLBFS hereunder or under any of the Loan Documents, the financial condition of any Obligor or the continued operations of any Obligor; and (v) Customer’s principal place of business is 375 East Elliot Road, Suite 6, Chandler, AZ 85225.

7. Obligations of Obligors. In exchange for MLBFS’ agreement to forbear from exercising its rights and remedies under the Loan Documents and applicable law until the Termination Date, the Obligors hereby represent, warrant and agree as follows:

7.1 Payments. In exchange for MLBFS’ agreement to forbear, Obligors hereby promise and agree to pay to the order of MLBFS, at the times and in the manner set forth below, the following payments:

(i) On or before August 1, 2006, and on or before the First (1st) calendar day of each calendar month thereafter through and including until March 1st, 2007, a payment in amount equal to the sum of; (i) accrued interest at the Interest Rate, and (ii) $24,957.95.

(ii) On or before March 31, 2007, the Obligors will be required to make a final payment in an amount equal to the then outstanding Debt, plus any of MLBFS’ out of pocket fees, interest and costs, including but not limited to attorneys’ fees.

All of the payments set forth in Paragraph 7.1 are due on the date specified with a five-day (5) grace period, and shall be sent to either: (i) Merrill Lynch Business Financial Services, Inc., 222 North LaSalle Street, 17th Floor, Chicago, IL 60601 Attention: Martin Aguilera, or (ii) 2356 Collections Center Drive, Chicago IL 60693. Each payment received hereunder shall be applied first to any fees and expenses of MLBFS payable by Customer under the terms of the Loan Agreement (including, without limitation, late charges), next to accrued interest at the Interest Rate, with the balance applied on account of the unpaid principal hereof, or in such other manner as the holder hereof may hereinafter determine from time to time for the allocation of such payments thereof.

7.2 Interest Rate. Obligors acknowledge, understand and agree that the Interest Rate on the Debt shall mean a variable per annum rate equal to the sum of (i) 4% plus (ii) the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of the such rates). The Interest Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, MLBFS will choose a reasonably comparable index or source to use as the basis for the Interest Rate.

7.3 Default Interest Rate. Obligors acknowledge, understand and agree that the term “Default Interest Rate” shall mean a rate equal to the sum of (a) Eight percent (8%) per annum, and (b) the Interest Rate. Upon the occurrence and during the continuance of a Default Event, Default or Event of Default, the Interest Rate may be increased to the “Default Interest Rate”, as herein provided.

7.4 Additional Financial Requirements. Pursuant to the terms of the Loan Documents regarding the financial statements and information and other general or business information and statements to be furnished to MLBFS in accordance with Loan Documents, Obligors shall provide or cause to be provided upon execution of this Forbearance Agreement to MLBFS, with the following financial information at the following dates and time, all of which shall be in reasonable detail and certified by Customer’s chief financial officer or chief executive:

A.	Monthly A/P Aging. Within fifteen (15) days after the close of each fiscal quarter of Customer, a copy of the Accounts Payable Aging of Customer.

B.
Deposit Reports: Within fifteen (15) days after the close of each fiscal month of Customer a copy of the Customer’s deposit report. Said report will indicate any and all deposits which have been made by the Customer’s clients for purchase orders.

7.5 Collateral Appraisal and Inspection. Obligors shall agree that MLBFS shall retain the right, but not the obligation, to inspect the Collateral and/or retain the services of a third party firm (said third party firm(s) shall be selected by MLBFS in its sole and absolute discretion) for the purpose of conducting a field examination/asset based audit and/or an appraisal of the Collateral. Obligors understand and unconditionally agree that any such inspection, field examination, or appraisal of the Collateral shall be for the sole benefit of MLBFS, and MLBFS shall not be obligated to provide the Obligors with any information regarding said inspections, field examinations, or appraisals. Furthermore, the Obligors agree and understand that the Obligors shall be solely responsible for the cost of conducting said field examination/asset based audit and/or appraisal of the Collateral (the “Appraisal Expense”). The Obligors agree to immediately reimburse MLBFS for the Appraisal Expense. The Obligors shall agree that MLBFS (and/or its authorized representatives) shall be given full access to the Customer’s properties (both real and personal), operations, Location(s) of Tangible Collateral.

7.6 Subordination of Notes Payable to Douglas N. Dixon. Any notes payable (or amounts, or accrued salary) to Douglas N. Dixon (“Dixon”) shall be subordinated to MLBFS, until such time that MLBFS is paid in full. Provided that the Customer (or the Obligors) is not in default under the terms of this Forbearance Agreement, MLBFS will allow monthly principal payments in the amount of $6,250.00. Additional payments for interest will not be allowed. Payments shall be made on the 30th of each calendar month. In the event of default, the Customer and Douglas N. Dixon agree that upon notice by MLBFS the Customer shall cease making any payments on account of the note payable to Douglas N. Dixon. As of the Customer’s March 31, 2006 Interim Financials the aggregate amount due to Douglas N. Dixon is $490,936.00.

7.7 Subordination of Notes Payable to Lynn Brewer. Any notes payable (or earnouts, or accrued salary) to Lynn Brewer (“Brewer”) shall be subordinated to MLBFS, until such time that MLBFS is paid in full. MLBFS will allow interest payments, provided that any such payments, shall not in the aggregate, exceed payments to MLBFS. In the event of default, all payments to Lynn Brewer shall cease. As of the Customer’s March 31, 2006 Interim Financials, the principal amount due to Lynn Brewer is $225,000.00.

7.8 Minimum Collateral Floor. So long as there are Obligations outstanding under the Loan Documents, then the sum of: (a) 80% of Customer’s Eligible Accounts Receivable, and (b) 100% of Customer’s Eligible Cash Balances, shall not at any time be less than $650,000.00. For purposes of this covenant, the term “Eligible Cash Balances” shall mean any financial assets/instruments held in the Customer’s name at MLPF&S, JP Morgan Chase Bank, N.A. (but specifically maintained in commercial checking account No. 000-000-023-956-267) and Bank of America, N.A. (but specifically maintained in commercial checking account No. 0047-7456-8780), but excluding the following: (a) any funds held as retirement assets or pension accounts, (b) any funds held in an annuity, (c) any funds subject to margin debt. The term “Eligible Accounts Receivables” shall have the meaning as set forth in the attached Exhibit “A”.

7.9 Perfection of Security Interest in Depository Accounts. Customer agrees and understands that it shall furnish or cause to be furnished to MLBFS within 30 days from the Effective Date (as hereinafter defined) all of the following items:
(i)	A Financial Assets Security Agreement (the “FASA”) and
(ii)
A Deposit Account Control Agreement, giving MLBFS a first position security lien on any depository account(s) held in the name of the Customer that is held outside of MLPF&S, including but not limited to JP Morgan Chase Bank, N.A. (commercial checking account No. 000-000-023-956-267) and Bank of America, N.A. (checking account No. 0047-7456-8780). Both JP Morgan Chase Bank, N.A. and Bank of America, N.A. will be required to sign a Deposit Account Control Agreement that is in a form and substance acceptable to MLBFS in its sole and absolute discretion.

7.10 Line Fee. The Obligors agree, concurrent with their execution of this Forbearance to pay MLBFS a Line Fee in the amount of $4,104.58 for the Forbearance Period beginning June 15, 2006 and ending March 31, 2007 (the “Forbearance Period”). The Customer agrees that the Forbearance Fee will be fully non-refundable once it has been paid. Obligors further agree that additional forbearance fees will become due and owing to MLBFS for any extensions to this Forbearance Agreement.

8. Obligations of MLBFS. If there are no Events of Default under this Forbearance Agreement, and no other Events of Default, other than the existing Events of Default referenced in this Forbearance Agreement, occurs under the Loan Documents between the date of this Forbearance Agreement MLBFS will agree to forbear from exercising its legal rights and remedies as a secured creditor under the Loan Documents or under common or statutory law until the Termination Date.

9. Release of MLBFS. Obligor(s), for itself and by its employees, agents, servants and representatives, completely release and forever discharge MLBFS and its parents, affiliates, subsidiaries, and divisions, and each such entity’s officers, directors, shareholders, employees, owners, partners, agents, successors, and assigns, of and from any and all causes of action, claims, or demands whatsoever, in law or in equity, whether now known or hereafter discovered, including but not limited to those that in any way pertain to the Loan Documents or arise from the conduct of MLBFS, its parents, affiliates, subsidiaries, and divisions.

10. No Distributions, Loans and Transfers. Except upon the prior written consent of MLBFS, neither Customer nor any other Obligor shall (a) directly or indirectly pay any dividends or make any other distributions on account of its stock to its shareholders, (b) directly or indirectly lend any money to, or guaranty the Obligations of, any shareholder or other affiliated person or entity, or (c) directly or indirectly lend any money, or transfer any assets or property, to any other person or entity other than arms length transfers for fair consideration in the ordinary course of business.

11. Term of Agreement. This Forbearance Agreement shall terminate (the “Termination Date”) upon the earlier of (A) an Event of Default under this Forbearance Agreement or the Loan Documents or (B) March 31, 2007. After the Termination Date, MLBFS shall have no further obligation to Obligors to forbear from exercising its legal rights and remedies under the Loan Documents or under applicable law, or to perform any other act hereunder.

12. No Insolvency. None of the Obligors: (i) will be rendered Insolvent as a result of executing and performing under this Forbearance Agreement or any other document or agreement executed and/or delivered to MLBFS in connection with this Forbearance Agreement, and (ii) will be left with remaining property that constitutes unreasonably small capital or property the value of which was unreasonably small in relation to their businesses. For purposes of this Forbearance Agreement, the word “Insolvent” means that the present fair saleable value (i.e. the amount that would be arrived at by a willing seller and a willing buyer under no compulsion to make a sale) of Obligors’ assets is less than the amount that will be required to pay the probable liability on existing debts (including, without limitation, any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) as they become absolute and matured.

13. Event of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Forbearance Agreement: (i) Obligors shall fail to pay when any amounts owed under this Forbearance Agreement; (ii) Obligors shall default in the performance or observance of any covenant or provision to be performed or observed under this Forbearance Agreement, any other agreement entered into by the parties pursuant to this Forbearance Agreement, or any of the Loan Documents; (iii) any representation or warranty made by Obligors contained in this Forbearance Agreement, any other agreement entered into by the parties pursuant to this Forbearance Agreement, or any of the Loan Documents shall at any time prove to have been incorrect in any material respect when made; (iv) a proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or receivership law or statute shall be filed or consented to by any or all of the Obligors, or any such proceeding shall be filed against any or all of the Obligors, or any or all of the Obligors shall make a general assignment for the benefit of creditors, or any or all of the Obligors shall generally fail to pay or admit in writing its inability to pay their debts as they become due, or any or all of the Obligors shall be adjudicated as bankrupt or insolvent; (v) the cessation of Customer’s operations; (vi) the death of Guarantor; or (vii) any Event of Default shall occur under any of the Loan Documents or any event which, with the giving notice, passage of time, or both, would constitute an Event of Default, shall occur.

14. Remedies. Upon the occurrence of an Event of Default, MLBFS shall have all rights hereunder and under law and equity and all rights and remedies contained within the Loan Documents, including but not limited to the following rights:

(i) MLBFS may obtain a replevin order by consent in a replevin action in favor of MLBFS and against any Obligors, jointly and severally, with respect to all Collateral. This replevin may be filed in Illinois. The Obligors agree to not contest the entry of a consent replevin order should it be pursued by MLBFS.

(ii) MLBFS may demand and obtain from Obligors any and all Collateral without the need for judicial process. MLBFS may, at any time, take possession of any portion or all of the Collateral and keep it on the premises of Customer or any Obligor, at no cost to MLBFS, or remove any part of it to such other location or place as MLBFS may desire; or Customer or any Obligor shall, upon demand of MLBFS, at the sole cost of Customer or such Obligor, assemble the Collateral and make it available to MLBFS at a place reasonably convenient to MLBFS.

(iii) MLBFS may file a lawsuit against any or all of the Obligors, jointly and severally, for the sole purpose of having a trial court enter judgment in favor of MLBFS against Obligors for all amounts owed by them. Obligors agree to not contest the entry of said judgment.

(iv) MLBFS shall have any and all default rights and remedies of a secured party under the Uniform Commercial Code.

(v) Obligors hereby consent to the appointment of a receiver by MLBFS or any court of competent jurisdiction in any action initiated by MLBFS pursuant to this Forbearance Agreement or the Loan Documents, and each Obligor hereby waives notice and the posting of a bond in connection therewith. Such receiver so appointed may be MLBFS. Such appointment shall be without regard to the value of the Collateral at such time, and without bond being required of the applicant. Such appointment may be without notice and without regard to the solvency or insolvency at the time of application for such receiver of the person or persons, if any, liable for the payment of the Debt.

(vi) MLBFS may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as MLBFS deems advisable, at MLBFS’ discretion. MLBFS may, if MLBFS deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale.

(vii) Obligors agree that MLBFS has no obligation to preserve rights to the Collateral or marshal any assets, including the Collateral, for the benefit of any person.

(viii) MLBFS is hereby granted a license or other right to use, without charge, Obligators’ labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Obligors’ rights under all licenses and all franchise agreements shall inure to MLBFS’s benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Customer at its address set forth above in this Forbearance Agreement at least five (5) days before sale or other disposition. The proceeds of any sale shall be applied first to all attorney fees and other expenses of sale, and second on account of the Debt in such order as MLBFS shall elect, in its sole discretion. MLBFS shall return any excess proceeds to Customer, and Obligors shall remain jointly and severally liable for any deficiency to the fullest extent permitted by law.

(ix) Except as otherwise provided herein, MLBFS shall have the continuing and exclusive right to apply or reverse and reapply any and all payments to any portion of the Debt in such order and in such manner as MLBFS shall determine in its sole discretion. To the extent that Obligors make a payment or MLBFS receives any payment or proceeds of the Collateral which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law or equitable cause, or otherwise, then to such extent, the Debt or the part of the Debt that was intended to be satisfied by such payment shall be revived and continue as if such payment or proceeds had not been received by MLBFS.

(x) Obligors shall perform without objection any other act required or requested by MLBFS under any right or remedy given to it pursuant to the Loan Documents or under the law.

(xi) Notification of Account Debtors. MLBFS may notify any Account Debtor that its Account or Chattel Paper has been assigned to MLBFS and direct such Account Debtor to make payment directly to MLBFS of all amounts due, or becoming due with respect to such Account or Chattel Paper; and MLBFS may enforce payment and collect, by legal proceedings or otherwise; such Account or Chattel Paper.

15. Review of Books and Records. In further consideration of MLBFS’ agreement to forbear from exercising its rights, Obligors will continue to allow MLBFS to have access to Obligors’ offices so as to allow MLBFS to review and inspect each of such Obligor’s books, records and Collateral.

16. Insurance. Obligors agree that Obligors shall maintain insurance on all Collateral under a policy or policies of physical damage insurance for the full replacement value thereof, providing that losses will be payable to MLBFS as its interests appears pursuant to the lender’s or mortgagee’s long form loss payable endorsement. Obligors shall further maintain a policy or policies of commercial general liability. Obligors further agree that MLBFS may at its sole and absolute discretion, obtain, and maintain insurance on the Collateral under a policy or policies of physical damage insurance for the full replacement value thereof and providing that losses will be payable to MLBFS. Obligors agree to execute any and all documents necessary in order for MLBFS to obtain and maintain insurance on the Collateral.

17. Sales of Assets. Without the prior written consent of MLBFS, none of the Obligors shall sell, transfer or otherwise dispose of any of their respective assets or Collateral other than in the ordinary course of dealing. Additionally, in the event that any Obligor should at any time find alternate financing (directly or indirectly) or raise directly or indirectly any additional equity during the Forbearance period, such Obligor shall remit said proceeds directly to MLBFS as a permanent pre-payment of the Debt.

18. Execution of Documents. Obligors agree to execute all documents necessary to effectuate the terms and conditions of this Forbearance Agreement.

19. Course of Dealing. No course of dealing on the part of Obligors or any delay or failure on the part of MLBFS to exercise any right shall operate as a waiver of such rights or otherwise prejudice MLBFS’ rights, powers or remedies.

20. No Further Advance. Obligors acknowledge and agree that, except as expressly provided for in this Forbearance Agreement, MLBFS has no obligation to advance, provide or loan any further or additional monies or credit to Obligors. Obligors further acknowledge and agree that, except as expressly provided for in this Forbearance Agreement, that MLBFS has no obligation to grant any further forbearance to Obligors or to extend the time for the repayment of the Debt beyond the Termination Date of this Forbearance Agreement.

21. Notices. Any notices required under this Forbearance Agreement shall be given in writing and shall be mailed via first class mail to the party at the address noted, postage prepaid, or delivered personally:

If to Merrill Lynch Business Financial Services Inc.

Martin Aguilera
Merrill Lynch Business Financial Services Inc.
222 N. LaSalle Street, 17th Floor
Chicago, IL 60601

If to Obligors

Mr. Dennis Key
Aspect Systems Inc.
375 East Elliot Road
Suite 6
Chandler, AZ 85225

22. Mutual Consent. The parties acknowledge that this Forbearance Agreement has been negotiated at arms length, that each has had the opportunity to consult with legal counsel if so desired, and that the parties have entered into this Forbearance Agreement of their own free will, without force, coercion or duress.

23. Governing Law. This Forbearance Agreement shall be governed in all respects by the laws of the State of Illinois.

24. Binding Agreement. This Forbearance Agreement shall be binding upon, and shall inure to the benefit of MLBFS, each of the Obligors and their respective successors and assigns. None of the Obligors shall assign any of their rights or delegate any of their obligations under this Forbearance Agreement without the prior written consent of MLBFS. Unless otherwise expressly agreed to in a writing signed by MLBFS, no such consent shall in any event relieve Obligors of any of their obligations under this Forbearance Agreement.

25. No Release of Security. Nothing contained herein shall annul, release, vary, modify or affect the lien or priority of lien securing the Debt, or any guaranty, lien, priority assignment or security interest in favor of MLBFS, or any right, title, interest, claim, lien or priority which MLBFS now has or may hereafter have in or to any property securing the Debt, all of which shall continue in full force and effect. MLBFS specifically reserves and shall have all rights and remedies available to it under the provisions of the Loan Documents and in any agreement with respect to security for the repayment thereof.

26. Not a Novation. This Forbearance Agreement is not a novation, nor is it to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents, except as expressly provided herein.

27. Headings. Section headings used in this Forbearance Agreement are for convenience only and shall not affect the construction of this Forbearance Agreement.

28. Neutral Interpretation. This Forbearance Agreement constitutes the product of negotiation of the parties hereto and in the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof. Whenever the context so requires, the masculine gender shall include the feminine or neuter, the singular shall include the plural, and vice versa.

29. Review by Legal Counsel. Obligors acknowledge that they have thoroughly read and reviewed the terms and provisions of this Forbearance Agreement and are familiar with the terms hereof. Such terms and provisions are clearly understood and fully and unconditionally consented to by them. Obligors have had the full benefit and advice of counsel of their own choosing, or the opportunity to obtain the benefit and advice of counsel of their own choosing to understand the terms, meanings and effect of this Forbearance Agreement. Obligors’ execution of this Forbearance Agreement and the delivery of the documents is done freely, voluntarily, with full knowledge and without duress, force or coercion, and that in executing this Agreement none of Obligors have relied on any other representations, either written or oral, express or implied, made to them by MLBFS or any party.

30. Authority to Execute. The parties to this Forbearance Agreement, and each of their representatives, represent and warrant to the other parties that they have the full power and authority to execute this Forbearance Agreement in the capacity in which they are signing, that they have the full power and authority to execute and deliver this Forbearance Agreement without the necessity or joinder of any other or third party, that each of the parties and its undersigned representative is legally competent to execute this Forbearance Agreement, and that each of the parties has not assigned, transferred, sold, pledged or in any other manner whatsoever conveyed any right, title, interest or claim of any portion of the Loan Documents to any other party.

31. Severability. In the event that any provision of this Forbearance Agreement is held to be unenforceable or invalid, the remaining provisions hereof shall nevertheless be given full force and effect.

32. Counterparts. This Forbearance Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original document, and all of which counterparts, when taken together, shall constitute one and the same agreement.

33. No Use of Merrill Lynch Name. No Obligor will directly or indirectly publish, disclose or otherwise use in any advertising or promotional material, or press release or interview, the name, logo or any trademark of MLBFS, Merrill Lynch Pierce Fenner & Smith Incorporated, Merrill Lynch and Co., Incorporated or any of their affiliates.

34. Jurisdiction; Waiver. THE OBLIGORS ACKNOWLEDGE THAT THIS FORBEARANCE AGREEMENT IS BEING ACCEPTED BY MLBFS IN PARTIAL CONSIDERATION OF MLBFS’ RIGHT AND OPTION, IN ITS SOLE DISCRETION, TO ENFORCE THIS FORBEARANCE AGREEMENT AND THE LOAN DOCUMENTS IN EITHER THE STATE OF ILLINOIS OR IN ANY OTHER JURISDICTION WHERE THE OBLIGORS OR ANY COLLATERAL FOR THE OBLIGATIONS MAY BE LOCATED. THE OBLIGORS CONSENT TO JURISDICTION IN THE STATE OF ILLINOIS AND VENUE IN ANY STATE OR FEDERAL COURT IN THE COOK COUNTY FOR SUCH PURPOSES, AND THE OBLIGORS WAIVE ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE. THE OBLIGORS FURTHER WAIVE ANY RIGHTS TO COMMENCE ANY ACTION AGAINST MLBFS IN ANY JURISDICTION EXCEPT IN COOK COUNTY AND THE STATE OF ILLINOIS. MLBFS AND THE OBLIGORS HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER PARTY WITH RESPECT TO ANY MATTER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE DEBT, THIS FORBEARANCE AGREEMENT, ANY ADDITIONAL AGREEMENTS RELATED HERETO, THE LOAN DOCUMENTS AND/OR ANY OF THE TRANSACTIONS WHICH ARE THE SUBJECT MATTER OF THIS FORBEARANCE AGREEMENT, ANY ADDITIONAL AGREEMENTS RELATED HERETO, OR THE LOAN DOCUMENTS.

35. Integration. THIS FORBEARANCE AGREEMENT, TOGETHER WITH THE LOAN DOCUMENTS AND ANY ADDITIONAL AGREEMENTS RELATED HERETO, CONSTITUTES THE ENTIRE UNDERSTANDING AND REPRESENTS THE FULL AND FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR WRITTEN AGREEMENTS OR PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENT OF THE PARTIES. NO AMENDMENT OR MODIFICATION OF THIS FORBEARANCE AGREEMENT OR ANY OF THE ADDITIONAL AGREEMENTS TO WHICH ANY OF THE OBLIGORS ARE A PARTY SHALL BE EFFECTIVE UNLESS IN A WRITING SIGNED BY MLBFS AND EACH OBLIGOR.

36. Return of Executed Documents. Notwithstanding anything to the contrary contained herein, Obligors agree to execute and return to MLBFS, in a form and manner acceptable to MLBFS, in its sole and absolute discretion, opinion and judgment, the following documents and payments on or before 5:00 P.M. Central Standard Time on July 28, 2006.

(a)	This Forbearance Agreement, fully executed.
(b)	The Subordination Agreements fully executed by Dixon and Brewer.
(c)	A check made payable to MLBFS in the amount of $4,104.58, covering the Line Fee.

If no further Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, then the amendments and agreements in this Forbearance Agreement will become effective on the date (the “Effective Date”) upon which: (i) Obligors shall have executed and returned the original copy of this Forbearance Agreement to MLBFS, along with any other documents reasonably required by MLBFS, in its sole discretion, to effectuate the terms and conditions of this Forbearance Agreement; and (ii) an officer of MLBFS shall have reviewed and approved this Forbearance Agreement and all of the other documents as being consistent in all respects with the original internal authorization hereof. If Obligors do not return to MLBFS (a) the fully executed original copy of this Forbearance Agreement; (and (b) any other documents reasonably required by MLBFS, in its sole discretion, to effectuate the terms of this Forbearance Agreement all by July 28, 2006, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur by July 28, 2006, then this Forbearance Agreement and all of the terms contained herein may, at the sole option of MLBFS, be declared to be null and void and be of no force and effect.

IN WITNESS WHEREOF, the parties have signed and delivered this Forbearance Agreement, on or about the date stated above.

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By: ___________________________

Printed Name: ___________________

Title: __________________________

ASPECT SYSTEMS, INC.

By: /s/ G. Dennis Key

Printed Name: G. Dennis Key

Its: President

DND TECHNOLOGIES, INC.

By: /s/ G. Dennis Key

Printed Name: G. Dennis Key

Its: Chief Technical Officer

/s/ Douglas N. Dixon
DOUGLAS N. DIXON